ARTICLES OF AMENDMENT


         Articles of Amendment of the Articles of Incorporation of THE BULLHIDE CORPORATION, are herein executed by said Corporation pursuant to provisions of RCW 23B.10.050 as follows:

         1. The name of the Corporation is The Bullhide Corporation.

         2. Article I to the Articles of Incorporation shall be amended to read as follows:

                   The name of the Corporation shall be "The Bullhide Liner Corporation."

         3. The date of the adoption of said Amendment by the Shareholders of said Corporation is January 10, 1994. In accordance with provisions of RCW 23B.10.030 and RCW 23B.10.040.

         4. The number of shares outstanding of said Corporation is 10,000. The number of shares entitled to vote on said Amendment was 10,000.

         5. The number of shares voted for and against said Amendment, respectively, were as follows:

                           For Amendment              10,000 shares
                           Against Amendment             -0- shares

         DATED as of the 10th day of January, 1994.

                                                     THE BULLHIDE CORPORATION


                                                     By:/s/ Ron Grossman
                                                     -------------------
                                                           President

                                                     By:/s/ Ron Grossman
                                                     -------------------
                                                           Secretary